Filed Pursuant to Rule 424(b)(3)

Registration File No.: 333-280771

GLADSTONE ALTERNATIVE INCOME FUND

Supplement dated December 5, 2024 to the Prospectus

and Statement of Additional Information dated November 6, 2024

This supplement amends certain information in the Prospectus and Statement of Additional Information, dated November 6, 2024, of Gladstone Alternative Income Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and Statement of Additional Information that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus and Statement of Additional Information.

Effective as of December 2, 2024, Terry Lee Brubaker retired as director and executive officer of the Adviser and no longer serves on the Adviser’s investment committee for the Fund or as a Portfolio Manager.

As of December 2, 2024, the following changes are made to the Prospectus and Statement of Additional Information:

All references to Terry Lee Brubaker and corresponding information are removed from the Prospectus and Statement of Additional Information in their entirety.

Investors should retain this supplement for future reference.